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Thursday March 18, 6:19 pm Eastern Time

Company Press Release

UNIVEC Strengthens Executive Team

FARMINGDALE, N.Y.--(BUSINESS WIRE)--March 18, 1999--UNIVEC, INC. (NASDAQ:UNVC - news) announced today that Dr. Alan Gold, who currently serves as President, Chief Operating Officer and a Director of the Company, was named Chairman of the Board of Directors. In addition, Marla Manowitz, CPA, who currently heads the company's internal accounting department, has been named Chief Financial Officer replacing interim CFO Martin Jacobson. Mrs. Manowitz will report to John Frank, CPA, former partner of Coopers and Lybrand, and who serves as a director of UNIVEC.

In addition, the Company announced today that Chief Executive Officer, Joel Schoenfeld, has been named in a Federal Grand Jury Indictment alleging misrepresentation with four other persons in a commercial transaction in 1991. Dr. Gold stated "this is a matter which allegedly occurred eight years ago and came as a complete surprise to everyone. Our Board is satisfied that Mr. Schoenfeld did nothing improper and will be fully exonerated." In a related 1991 Civil Case Mr. Schoenfeld received a full and unconditional release from liability from the plaintiff without consideration.

"In the meantime Mr. Schoenfeld will continue his duties as CEO of UNIVEC. We have experienced significant growth during these last twelve months and much of our success is directly attributable to the efforts of Mr. Schoenfeld."

In addition to the appointments of Dr. Gold and Mrs. Manowitz, Richard Mintz has been named to the Board of Directors. Mr. Mintz is President of Peristaltic Technologies, Inc., manufacturers of medical infusion pumps and plastic disposable catheters, as well as, Vice President and General Manager of A.K. Allen & Co. Inc./Allen Avionics, Inc., a manufacturer of electronic components and fluid power products.

UNIVEC develops, manufactures, licenses and markets safety auto-destruct hypodermic syringes, designed to protect healthcare workers against needle stick injuries and patients against cross-infection resulting from reused needles and syringes.

This press release contains Forward-Looking Statements. Statements in this news release looking forward in time are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

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Contact:

 UNIVEC, Inc., Farmingdale
 David Gordon, 516/777-2000